EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN COMMERCIAL LINES REVIEWS
DEBT RESTRUCTURING OPTIONS

Company Elects to Postpone Bond Payment

JEFFERSONVILLE, IN – January 2, 2002 – American Commercial Lines LLC (ACL) announced today that it is reviewing opportunities to restructure its bank and bond debt. To assist the company in this process, ACL has retained the investment banking firm, Greenhill & Co., LLC. As ACL considers its financial restructuring alternatives, the Company's cash reserves and current revenue generation are more than sufficient to maintain normal operations, including making timely payments to all suppliers.

Consistent with its objective to review financial restructuring opportunities, ACL has been in discussions with its senior note holders and senior lenders to explore financial restructuring opportunities. While discussions are on-going, ACL has elected to utilize the 30-day grace period provided under the terms of its senior notes with respect to the $15.1 million interest payment due on its 10.25 percent senior notes. The interest payment was scheduled for December 31, 2001. Because ACL’s cash reserves are more than adequate to make the interest payment and maintain normal business, the Company’s decision to continue discussions with its banks and senior note holders during the grace period will not impact its day-to-day operations.

“ACL has a solid business. However, it also carries a significant debt burden. Having operated under the constraints of that debt for three years, together with unusually difficult operating conditions in the early part of 2001, and the current economic climate, ACL has decided to take aggressive action to comprehensively resolve this issue,” said Michael C. Hagan, President and Chief Executive Officer of ACL. “Following a financial restructuring, ACL will be better positioned to build on its eighty-six year history of industry leadership. We are optimistic that discussions with our banks and senior note holders will yield positive results for the company, and expect that a modified debt package will secure a bright future for ACL’s customers, suppliers and employees.”

American Commercial Lines LLC is an integrated marine transportation and service company operating approximately 5,100 barges and 200 towboats on the inland waterways of North and South America. ACL transports more than 70 million tons of freight annually. Additionally, ACL operates marine construction, repair and service facilities and river terminals.

Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause the actual results to materially differ from those considered by the forward-looking statements. Factors that could cause actual results to differ materially include: ACL’s ability to successfully negotiate a restructuring of its debt with its senior lenders and senior note holders; ACL’s ability to fund its capital requirements in the near term and in the long term; and other factors, risks and uncertainties that are described in ACL’s filings with the Securities and Exchange Commission. As a result, no assurances can be given as to future results, levels of activity and achievements. Any forward-looking statements speak only as of the date the statement was made. ACL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.